Exhibit 99.1

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Investor Relations
Jennifer A. Olson-Goude
Tel: 612 303-6277

Media Relations
Rob Litt
Tel:612-303-8266

FOR IMMEDIATE RELEASE
Piper Jaffray Companies Expands in Asia; Signs Definitive
Agreement to Acquire Goldbond Capital Holdings Limited
MINNEAPOLIS – July 3, 2007 – Piper Jaffray Companies (NYSE: PJC) today announced the signing of a definitive agreement to acquire Goldbond Capital Holdings Limited (Goldbond), a Hong Kong-based investment bank, for approximately $50 million, or two times the net asset value of the company. Consideration for the transaction will be paid in approximately 90 percent cash and approximately 10 percent stock at the time the transaction closes. With this acquisition, Piper Jaffray gains capital markets capabilities in Hong Kong that further its mission of building the leading, international middle market investment bank and institutional securities firm. The transaction is expected to close in the third quarter of 2007 and is subject to customary regulatory approvals. The transaction is expected to be modestly accretive in 2008.
Founded in 2003 by chairman and CEO Alex Ko, Goldbond focuses primarily on raising capital for and providing financial advisory services to companies listed or to be listed on the Hong Kong Stock Exchange. It has corporate finance, sales and trading, equity capital markets, and research capabilities. By combining these capabilities with the existing Piper Jaffray operations in China, the company creates a strong Asian growth platform.
“Hong Kong is a major center of institutional capital raising and securities trading internationally,” said Andrew Duff, chairman and CEO of Piper Jaffray. “In order to serve as the primary financial advisor to middle market companies in Greater China, we need to provide access to capital in Hong Kong as well as in the United States and Europe. Likewise, we want to offer top-quality growth investment opportunities to our Asian-based buy-side clients.”
Ko, who previously headed up the corporate finance business at BNP Paribas Peregrine Capital Limited in Asia, will report to Tom Schnettler, vice chairman and CFO of Piper

Jaffray. The current Goldbond management team combined with the existing Piper Jaffray Shanghai leadership will lead the combined growth platform in Asia.
“In a relatively short time, Alex Ko and his team have developed the capital markets capabilities that we require to expand our successful business in Asia,” Schnettler said. “With this combination, we can provide global access to capital for both Piper Jaffray and Goldbond clients. In addition, Goldbond’s clients will benefit from our stronger capital base and broader product set.”
“Piper Jaffray shares our commitment to delivering exceptional service to clients and our focus on middle market companies,” said Ko. “We look forward to expanding our client relationships with our new partnership.”
Goldbond has approximately 70 employees. Its primary office will remain in Hong Kong. Goldbond also has offices in Shanghai and Beijing.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies and its international operations. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) costs or difficulties relating to the integration of the Goldbond and Piper Jaffray businesses may be greater than expected and may adversely affect our results of operations and financial condition; (3) the expected benefits of the transaction, including revenue growth, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) the proposed transaction would expand our international operations, which are subject to unique risks such as the risk of non-compliance with foreign laws and regulations and economic and political conditions in the countries where we operate; (5) strategies with respect to the redeployment of proceeds from the sale of our Private Client Services business may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (6) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of Piper Jaffray; (7) Piper Jaffray may not be able to compete successfully with other companies in the financial services industry; and (8) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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